Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Steven Rubis
	(347) 489-6602	(702) 407-6462
Caesars Entertainment Reports Financial Results for the First Quarter of 2019
Announced the Appointment of Anthony Rodio as Chief Executive Officer and Announced the Creation of a Transaction Committee to Oversee the Company’s Evaluation of Ongoing Efforts to Create Additional Shareholder Value
Opened Harrah’s Northern California
Entered into a Multi-State Agreement with DraftKings for Online Sports Betting
LAS VEGAS, May 1, 2019 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported first quarter of 2019 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
First Quarter Highlights

•	Net revenues increased 7.3% to $2.12 billion.

•	Income from operations increased 92% to $240 million.

•	Net loss attributable to Caesars was $217 million. Basic loss per share totaled $0.32.

•	Non-GAAP hold adjusted net revenues increased 5.6% to $2.11 billion.

•	Non-GAAP adjusted EBITDAR increased 8.5% to $562 million.

•	Non-GAAP hold adjusted EBITDAR increased 2.8% to $558 million.
“Caesars delivered another solid quarter of revenue and EBITDAR growth, as well as margin improvement,” said Eric Hession, Executive Vice President and Chief Financial Officer. “We realized strong contributions from the Las Vegas gaming and hotel businesses, and Centaur, in addition to further operating and corporate efficiencies. These results were partially offset by the impact of competition in Atlantic City, and weather-related property closures. In addition, we generated strong cash flow from operations, which allowed us to pay off our $100 million revolver balance.”
Additional Developments
On April 16, 2019, Caesars announced that its Board of Directors had named Anthony (Tony) Rodio as Chief Executive Officer (“CEO”). Mr. Rodio, who is currently CEO of Affinity Gaming, will transition to his new role at Caesars within the next thirty days. He will join the Company’s Board of Directors and be based in Las Vegas. The Board of Directors also announced the creation of a Transaction Committee to oversee the Company’s evaluation of ongoing efforts to create additional shareholder value.
On April 29, 2019, Harrah’s Northern California opened for business, which represents the fourth active tribal management agreement in the Company’s portfolio. Harrah’s Northern California is a state-of-the art, 71,000 square-foot entertainment destination nestled in the scenic foothills of Amador County, California.

On February 25, 2019, Caesars announced that it had entered into a multi-state agreement with DraftKings, the leading sports-tech entertainment brand in the U.S., under which Caesars offers DraftKings market access for its online gaming products, subject to passage of applicable laws and the parties securing applicable gaming licenses. DraftKings’ market access is exclusive to Caesars across certain states in which Caesars operates casino properties.
Basis of Presentation
Certain additional non-GAAP financial measures have been added to highlight the results of the Company. On July 16, 2018, Caesars completed the acquisition of Centaur Holdings, LLC (“Centaur”). “2018 Data Excluding Centaur” removes the post-acquisition results of Centaur from Caesars’ consolidated results. “Hold adjusted” results are adjusted to reflect the hold we achieved compared to the hold we expected. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations.
Financial Results
Caesars views each property as an operating segment and aggregates such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how Caesars manages the business. The results of each reportable segment presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. We recast previously reported segment amounts to conform to the way management assesses results and allocates resources for the current year. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.
Net Revenues

	Three Months Ended March 31,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$955	$903	$52	5.8%
Other U.S.	1,010	926	84	9.1%
All Other	150	143	7	4.9%
Caesars	$2,115	$1,972	$143	7.3%
Net revenues increased $143 million driven primarily by a $52 million increase in Las Vegas net revenues and an $84 million increase in Other U.S. net revenues resulting from the acquisition of Centaur. Excluding Centaur, Other U.S. net revenues were $884 million for the first quarter of 2019, a decrease of $42 million from 2018 primarily due to increased competition in Atlantic City and inclement weather across some of our regional properties which resulted in prolonged closures. Weather negatively impacted Other U.S. net revenues in the first quarter by approximately $32 million, compared to a negative impact of $25 million in the prior year. The increase in Las Vegas net revenues was primarily due to favorable hold, improved slot volumes and higher hotel revenues. Las Vegas ADR increased 2.1% while RevPAR increased 4.9%. Las Vegas occupancy was 95.0% in the quarter, up from 92.5% in 2018. All Other net revenues increased $7 million year over year. Across all of our casino properties, hold had a favorable impact of $30 million to $35 million compared to the prior year and was $3 million to $6 million above our expectations.
Income from Operations

	Three Months Ended March 31,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$226	$148	$78	52.7%
Other U.S.	116	86	30	34.9%
All Other	(102)	(109)	7	6.4%
Caesars	$240	$125	$115	92.0%
Income from operations increased $115 million primarily due to growth in the Las Vegas region, as well as the post-acquisition results of Centaur, which contributed $30 million to income from operations in 2019. Excluding Centaur, income from operations increased $85 million primarily as a result of the increase in net revenues in the Las Vegas segment as discussed above, offset by higher investment around technology and non-union labor costs. In addition, the increase is driven by lower accelerated depreciation in 2019 compared with 2018 due to the removal and replacement of certain assets in connection with ongoing property renovation projects in the prior year and higher nonrecurring charges in the prior year related to additional exit fees recognized for the termination of NV Energy utility contracts and lease termination costs.

Net Loss Attributable to Caesars

	Three Months Ended March 31,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$143	$72	$71	98.6%
Other U.S.	(26)	(50)	24	48.0%
All Other	(334)	(56)	(278)	**
Caesars	$(217)	$(34)	$(183)	**
____________________
** Percentage is not meaningful.
Net loss attributable to Caesars increased $183 million to $217 million primarily due to a $322 million change in the fair value of the derivative liability related to the conversion option of CEC’s 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”) year over year. The increase in net loss was also due to an increase of $19 million in interest expense primarily as a result of the failed sale-leaseback financing obligations established for Octavius Tower at Caesars Palace and Harrah’s Philadelphia Casino and Racetrack, which were sold to VICI Properties Inc. in the second half of 2018 as well as due to an increase in the floating London Interbank Offered Rate on the senior secured credit facility of Caesars Resort Collection, LLC. These expense increases were partially offset by the increase in income from operations of $115 million discussed above and a tax benefit of $29 million in the first quarter of 2019 compared to a tax provision of $13 million in the prior year.
Adjusted EBITDAR (1)

	Three Months Ended March 31,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$360	$321	$39	12.1%
Other U.S.	233	216	17	7.9%
All Other	(31)	(19)	(12)	(63.2)%
Caesars	$562	$518	$44	8.5%
____________________
(1) See the Reconciliation of Net Loss Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR.
Adjusted EBITDAR increased $44 million, primarily due to favorable hold and higher hotel revenues in the Las Vegas region. Excluding Centaur, Other U.S. adjusted EBITDAR was $191 million for the first quarter of 2019, down $25 million compared to 2018, primarily due to the heightened competitive and promotional environment in Atlantic City and inclement weather across some of our regional properties. Weather negatively impacted Other U.S. adjusted EBITDAR in the first quarter by approximately $17 million, compared to a negative impact of $15 million in the prior year. All Other adjusted EBITDAR loss increased by $12 million year over year due to higher investment around technology infrastructure and sports partnerships. Across all of our casino properties, hold had a favorable impact of $26 million to $31 million compared to the prior year and was $3 million to $6 million above our expectations.

Cash and Available Revolver Capacity

(In millions)	March 31, 2019
Cash and cash equivalents	$1,395
Revolver capacity	1,200
Revolver capacity drawn or committed to letters of credit	(76)
Total liquidity	$2,519

Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:00 p.m. Pacific Time, Wednesday, May 1, 2019, to discuss its first quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 1967229 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.
About Caesars
Caesars Entertainment is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com/corporate.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “continue,” “focus,” “will,” “expect,” “evaluation,” “subject to,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•
we may not be able to realize the anticipated benefits of our acquisition of Centaur, including anticipated benefits from introducing table games to the acquired properties, which is subject to approvals and may not occur;

•	the impact of our operating structure following Caesars Entertainment Operating Inc.’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards, (ii) third-party relations, and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	the potential difficulties in employee retention, recruitment, and motivation, including in connection with our Chief Executive Officer transition;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee and customer data;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans; and

•	the other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2019	2018
Revenues
Casino	$1,083	$983
Food and beverage	398	383
Rooms	386	367
Other revenue	181	172
Management fees	15	15
Reimbursed management costs	52	52
Net revenues	2,115	1,972
Operating expenses
Direct
Casino	618	562
Food and beverage	269	264
Rooms	117	114
Property, general, administrative, and other	460	427
Reimbursable management costs	52	52
Depreciation and amortization	247	280
Corporate expense	83	82
Other operating costs	29	66
Total operating expenses	1,875	1,847
Income from operations	240	125
Interest expense	(349)	(330)
Other income/(loss)	(138)	184
Loss before income taxes	(247)	(21)
Income tax benefit/(provision)	29	(13)
Net loss	(218)	(34)
Net loss attributable to noncontrolling interests	1	—
Net loss attributable to Caesars	$(217)	$(34)

Loss per share - basic and diluted
Basic and diluted loss per share	$(0.32)	$(0.05)
Weighted-average common shares outstanding	670	697

Comprehensive loss
Foreign currency translation adjustments	$—	$3
Change in fair market value of interest rate swaps, net of tax	(17)	4
Other	2	1
Other comprehensive income/(loss), net of income taxes	(15)	8
Comprehensive loss	(233)	(26)

Amounts attributable to noncontrolling interests:
Foreign currency translation adjustments	2	(2)
Comprehensive (income)/loss attributable to noncontrolling interests	3	(2)
Comprehensive loss attributable to Caesars	$(230)	$(28)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents ($14 and $14 attributable to our VIEs)	$1,395	$1,491
Restricted cash	119	115
Receivables, net	449	457
Due from affiliates, net	5	6
Prepayments and other current assets ($4 and $6 attributable to our VIEs)	184	155
Inventories	39	41
Total current assets	2,191	2,265
Property and equipment, net ($169 and $137 attributable to our VIEs)	15,922	16,045
Goodwill	4,044	4,044
Intangible assets other than goodwill	2,961	2,977
Restricted cash	52	51
Deferred income taxes	10	10
Deferred charges and other assets ($32 and $35 attributable to our VIEs)	856	383
Total assets	$26,036	$25,775

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($69 and $41 attributable to our VIEs)	$411	$399
Accrued expenses and other current liabilities ($2 and $1 attributable to our VIEs)	1,169	1,217
Interest payable	137	56
Contract liabilities	161	144
Current portion of financing obligations	21	20
Current portion of long-term debt	64	164
Total current liabilities	1,963	2,000
Financing obligations	9,990	10,057
Long-term debt	8,789	8,801
Deferred income taxes	692	730
Deferred credits and other liabilities ($8 and $5 attributable to our VIEs)	1,480	849
Total liabilities	22,914	22,437
Stockholders’ equity
Caesars stockholders’ equity	3,039	3,250
Noncontrolling interests	83	88
Total stockholders’ equity	3,122	3,338
Total liabilities and stockholders’ equity	$26,036	$25,775

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2019	2018
Cash flows provided by operating activities	$255	$22
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(218)	(85)
Proceeds from the sale and maturity of investments	5	16
Payments to acquire investments	(7)	(14)
Other	2	—
Cash flows used in investing activities	(218)	(83)
Cash flows from financing activities
Debt issuance costs and fees	—	(1)
Repayments of long-term debt and revolving credit facilities	(116)	(16)
Proceeds from the issuance of common stock	—	3
Taxes paid related to net share settlement of equity awards	(5)	(12)
Financing obligation payments	(5)	(2)
Contributions from noncontrolling interest owners	—	20
Distributions to noncontrolling interest owners	(2)	—
Other	—	2
Cash flows used in financing activities	(128)	(6)
Net decrease in cash, cash equivalents, and restricted cash	(91)	(67)
Cash, cash equivalents, and restricted cash, beginning of period	1,657	2,709
Cash, cash equivalents, and restricted cash, end of period	$1,566	$2,642

Supplemental Cash Flow Information:
Cash paid for interest	$231	$247
Cash received/(paid) for income taxes	2	(2)
Non-cash investing and financing activities:
Change in accrued capital expenditures	(7)	(2)

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
Average daily rate (“ADR”) is calculated as the cash or comp revenue recognized during the period divided by the corresponding rooms occupied. Total ADR is calculated as total room revenue divided by total rooms occupied.
Revenue per available room (“RevPAR”) is calculated as the total room revenue recognized during the period divided by total room nights available for the period.
Property earnings before interest, taxes, depreciation and amortization, and rent (“EBITDAR”) is presented as a measure of the Company’s performance. Property EBITDAR is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation.
In evaluating property EBITDAR you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDAR should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDAR is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDAR may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDAR is included because management uses property EBITDAR to measure performance and allocate resources, and believes that property EBITDAR provides investors with additional information consistent with that used by management.
Adjusted EBITDAR is defined as EBITDAR further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDAR provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues. Adjusted EBITDAR margin is included because management uses adjusted EBITDAR margin to measure performance and allocate resources, and believes that adjusted EBITDAR margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDAR and adjusted EBITDAR margin may not be comparable to other similarly titled measures of other companies.
In addition, we present adjusted EBITDAR, further adjusted to (i) show the impact on the period of the hold we achieved versus the hold we expected and (ii) exclude the results of Centaur. Management believes presentation of this further adjusted information allows a better understanding of the materiality of those impacts relative to the Company’s overall performance.
The following tables reconcile net loss attributable to Caesars Entertainment Corporation to property EBITDAR and adjusted EBITDAR for the periods indicated and reconcile hold adjusted results and results excluding Centaur.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended March 31, 2019				Three Months Ended March 31, 2018
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to Caesars	$143	$(26)	$(334)	$(217)	$72	$(50)	$(56)	$(34)
Net loss attributable to noncontrolling interests	—	(1)	—	(1)	—	—	—	—
Income tax (benefit)/provision	—	—	(29)	(29)	—	—	13	13
Other (income)/loss (a)	—	—	138	138	(2)	(2)	(180)	(184)
Interest expense [1]	83	143	123	349	78	138	114	330
Depreciation and amortization [2]	128	103	16	247	142	121	17	280
Corporate expense	—	—	83	83	—	—	82	82
Other operating costs (b)	3	12	14	29	28	6	32	66
Property EBITDAR	357	231	11	599	318	213	22	553
Corporate expense	—	—	(83)	(83)	—	—	(82)	(82)
Stock-based compensation expense (c)	2	2	17	21	2	2	14	18
Other items (d)	1	—	24	25	1	1	27	29
Adjusted EBITDAR	$360	$233	$(31)	$562	$321	$216	$(19)	$518

Net revenues	$955	$1,010	$150	$2,115	$903	$926	$143	$1,972
Adjusted EBITDAR margin (e)	37.7%	23.1%	(20.7)%	26.6%	35.5%	23.3%	(13.3)%	26.3%

Interest expense on debt	$—	$—	$122	$122	$—	$1	$112	$113
Interest expense on financing obligations	83	143	1	227	78	137	2	217
[1]Interest expense	$83	$143	$123	$349	$78	$138	$114	$330

Cash payments on financing obligations (incl. principal)	$73	$82	$2	$157	$56	$118	$3	$177

Depreciation expense	$83	$37	$16	$136	$93	$48	$17	$158
Depreciation on failed sale-leaseback assets	45	66	—	111	49	73	—	122
[2]Depreciation and amortization	$128	$103	$16	$247	$142	$121	$17	$280

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - 2019 DATA EXCLUDING CENTAUR
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2019
(Dollars in millions)	CEC	Less: Centaur	CEC Excluding Centaur	Las Vegas	Other U.S.	All Other (f)	CEC Excluding Centaur
Net income/(loss) attributable to Caesars	$(217)	$(30)	$(247)	$143	$(56)	$(334)	$(247)
Net loss attributable to noncontrolling interests	(1)	—	(1)	—	(1)	—	(1)
Income tax benefit	(29)	—	(29)	—	—	(29)	(29)
Other loss (a)	138	—	138	—	—	138	138
Interest expense	349	—	349	83	143	123	349
Depreciation and amortization	247	(11)	236	128	92	16	236
Corporate expense	83	—	83	—	—	83	83
Other operating costs (b)	29	(1)	28	3	11	14	28
Property EBITDAR	599	(42)	557	357	189	11	557
Corporate expense	(83)	—	(83)	—	—	(83)	(83)
Stock-based compensation expense (c)	21	—	21	2	2	17	21
Other items (d)	25	—	25	1	—	24	25
Adjusted EBITDAR	$562	$(42)	$520	$360	$191	$(31)	$520

Net revenues	$2,115	$(126)	$1,989	$955	$884	$150	$1,989
Adjusted EBITDAR margin (e)	26.6%	33.3%	26.1%	37.7%	21.6%	(20.7)%	26.1%
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(a)
Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(b)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties, lease termination costs, weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs primarily at our Las Vegas properties for renovations, and project opening costs.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, and performance stock units granted to the Company’s employees.

(d)
Amounts include other add-backs and deductions to arrive at adjusted EBITDAR but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, severance and relocation costs, litigation awards and settlements, and permit remediation costs.

(e)	Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues.

(f)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC adjusted EBITDAR.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATIONS OF HOLD ADJUSTED REVENUE AND HOLD ADJUSTED EBITDAR

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
(Dollars in millions)	CEC	Favorable Hold	Adjusted CEC	CEC	Unfavorable Hold	Adjusted CEC	$ Change	% Change
Net revenues	$2,115	$(4)	$2,111	$1,972	$28	$2,000	$111	5.6%
Adjusted EBITDAR	562	(4)	558	518	25	543	15	2.8%